Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 25, 2021

Epsilon Energy Ltd.

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our reports entitled “Report as of December 31, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Epsilon Energy Ltd.” and “Report as of December 31, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Epsilon Energy Ltd. SEC Price” in Part 1 and in the “Supplemental Information to Consolidated Financial Statements (Unaudited)” portion of the Annual Report on Form 10-K of Epsilon Energy Ltd. for the year ended December 31, 2020 (the Annual Report). We further consent to the inclusion of our report of third party dated February 26, 2021, relating to our independent evaluation of the estimated proved oil, condensate, and gas reserves, as of December 31, 2020, attributable to Epsilon Energy Ltd. in the Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716